Exhibit 99.1
SWIFT TRANSPORTATION NAMES ROBERT W. CUNNINGHAM
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
Jerry Moyes, Founder, Chairman and CEO Steps Down
As Envisioned In Succession Plan; Will Remain A Director
Lead Director Jock Patton Elected As Chairman of the Board
Phoenix, AZ – October 27, 2005 – Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today announced that Swift’s President Robert W. Cunningham, 50, has been named President and Chief Executive Officer of the Company. Jerry Moyes, who founded the company in 1966 and served as Chairman and CEO since then, has elected to relinquish both positions two months ahead of the January, 2006 timetable established in the Company’s previously disclosed succession plan. Mr. Moyes will continue as a director of the Company. Jock Patton, a Director of the Company since March, 2004 and currently its lead director, has been elected Chairman of the Board, a non-executive position.
Mr. Cunningham has worked in the transportation industry for his entire career beginning in 1973 with IML Freight Lines and six years as a Vice President with Motor Cargo prior to first joining Swift. He served as Executive Vice President of Sales & Marketing for Swift from 1985 to 1997. He subsequently owned and operated one of the nation’s most successful commercial truck dealerships, and rejoined Swift as President and Chief Operating Officer in November 2004.
Said Mr. Cunningham: “Jerry Moyes is an icon in our industry and has touched all of our lives personally and professionally over the years. We have enormous respect for all he has accomplished. The management team will build on his legacy while aggressively pursuing its operational improvement initiatives and plan. We have a strong and unified management team that is committed to helping ensure Swift’s future success as we deliver value to our blue-chip customer base and shareholders.”
Said Mr. Patton: “With more than 13 years experience at Swift, Bob has proven himself as an extremely able executive. The Board and I know him well, he is the right person to lead the Company and we look forward to working closely with him and his management team as they execute on the plans for the future and build on recent progress.” He continued: “We on the Board thank Jerry Moyes for all he has contributed to the Company over his tenure as its senior most executive, and we look forward to his constructive input as a continuing director.”
Said Mr. Moyes: “While it is never easy to step back from something you have built from the ground up, I am extremely proud of the team we have built and the strong reputation with our customers that we have all worked so hard to achieve. Swift Transportation is a great company with great people and a great future.”
Swift is the holding company for Swift Transportation Co., Inc, a truckload carrier headquartered in Phoenix. Swift’s trucking subsidiary operates the largest fleet of truckload equipment in the United States with regional operations throughout the continental United States.
Contact: Glynis Bryan, CFO of
Swift Transportation Co., Inc.
(602) 269-9700